Tyson Foods Announces Addition of Olivia Tyson, John R. Tyson to Board of Directors

SPRINGDALE, Ark. – May 8, 2025 – Tyson Foods, Inc. (NYSE: TSN) today announced the appointment of Olivia Tyson and John Randal Tyson as new directors, effective May 8, 2025. Olivia will serve on the Compensation and Leadership Development and Technology Committees and John Randal will serve on the Strategy and Acquisitions and Technology Committees.
Both have been involved in the company for many years. They will be the fourth generation of Tyson family members to sit on the board of the company founded by their great-grandfather, John W. Tyson.
Olivia Tyson has served as President of the Tyson Family Foundation since 2018. Under her leadership, the foundation has made significant investments in Northwest Arkansas, where the company is based, including improving food security, arts education and entrepreneurship pipelines in disadvantaged communities. Olivia also serves on the Creative Arkansas Cultural Hub and Exchange Board of Directors and The Momentary Council. Additionally, she is a co-founder of Tricky Knot, an entertainment development and financing company based in New York. The company has invested in and supported films that have appeared at the Tribeca Film Festival, Cannes Film Festival and South by Southwest.
John R. Tyson is an executive, investor and non-profit board member who brings several years of direct industry experience to the board. He previously served in multiple executive roles at the company, including Chief Financial Officer and Chief Strategy Officer. John has a Bachelor of Arts in Economics from Harvard University and a Master of Business Administration from the Stanford Graduate School of Business. Prior to his tenure as a Tyson Foods executive, he worked in investment banking as a private equity and venture capital investor. He is a term member of the Council on Foreign Relations.

“Barbara and I are proud to welcome Olivia and John Randal to the board,” said Chairman John H. Tyson. “With their leadership, I am confident that we will continue to uphold the values of generations of the Tyson family and serve as stewards of the company for the long-term benefit of our team members, our communities, and our shareholders. We have an industry-leading management team and an exceptional group of outside independent directors with the skillsets and experiences to sustain Tyson’s future success. I am confident about our strategy and excited to step into a new chapter of working with the fourth generation of Tyson family members to help oversee the business.”

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About Tyson Foods, Inc.
Tyson Foods, Inc. (NYSE: TSN) is a world-class food company and recognized leader in protein. Founded in 1935 by John W. Tyson, it has grown under four generations of family leadership. The Company is unified by this purpose: Tyson Foods. We Feed the World Like Family™ and has a broad portfolio of iconic products and brands including Tyson®, Jimmy Dean®, Hillshire Farm®, Ball Park®, Wright®, State Fair®, Aidells® and ibp®. Tyson Foods is dedicated to bringing high-quality food to every table in the world, safely, sustainably, and affordably, now and for future generations. Headquartered in Springdale, Arkansas, the company had approximately 138,000 team members as of September 2024. Visit www.tysonfoods.com.
Media Contact: tysonfoodspr@tyson.com